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                                                                   Exhibit 11








                                   March 23, 1998

The Munder Funds, Inc.
480 Pierce Street
Birmingham, MI 48009

Dear Sirs:

          We have acted as counsel to The Munder Funds, Inc., a Maryland corporation (the "Company"), and we have a general familiarity with the Company's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of common stock by the Company in connection with the acquisition by The Munder Multi-Season Growth Fund, a series of the Company, of the assets of the Munder Accelerating Growth Fund, a series of The Munder Funds Trust, which will be registered on a Form N-14 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission.

          We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

          On the basis of the foregoing, we are of the opinion that the share of common stock of the Company being registered under the Securities Act of 1933 in the Registration Statement will be legally and validly issued, fully paid and non-assessable by the Company, upon transfer of the assets of the Munder Accelerating Growth Fund pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement.

          We hereby consent to the filing of this opinion with and as part of the Registration Statement.

                         Very truly yours,

                         /s/ Dechert Price & Rhoads
                         Dechert Price & Rhoads